UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2006

MOLECULAR DEVICES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27316	94-2914362
(Commission File Number)	(IRS Employer Identification No.)

1311 Orleans Drive
Sunnyvale, CA 94089
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 747-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

          On May 11, 2006, the Board of Directors (the “Board”) of Molecular Devices Corporation (“Molecular Devices”) approved new cash compensatory arrangements with its non-employee directors, effective immediately.  Under the terms of these arrangements, each non-employee director of Molecular Devices will receive an annual retainer of $15,000, the chair of the Audit Committee of the Board will receive a supplemental annual retainer of $5,000, the chair of the Compensation Committee of the Board will receive a supplemental annual retainer of $3,000 and any non-employee director designated as Lead Independent Director will receive a supplemental annual retainer of $5,000; provided, however, that the maximum annual retainer for any non-employee director shall not exceed $20,000 in the aggregate.   Each non-employee director will also receive $1,500 for each Board meeting attended in person by such director and $750 for each meeting attended via teleconference. Each non-employee director committee member will receive $1,000 for each committee meeting attended in person and $500 for each meeting attended via teleconference. In addition, the non-employee members of the Board may be reimbursed for out-of-pocket and travel expenses incurred in connection with attendance at Board and committee meetings.  A description of the cash compensatory arrangements approved by the Board is filed as Exhibit 10.58 to this report and is incorporated by reference herein.

          The cash compensatory arrangements approved by the Board did not affect the stock option arrangements currently in effect with respect to non-employee directors under Molecular Devices’ 2005 Equity Incentive Plan  (the “2005 Equity Plan”). In connection with the adoption of the 2005 Equity Plan in April 2005, the Board adopted resolutions setting forth the terms of options to be granted to Molecular Devices’ non-employee directors.  Molecular Devices’ Board may at any time, however, adopt resolutions modifying, amending or otherwise changing the terms of the options to be granted to non-employee directors under the 2005 Equity Plan, subject to any applicable stockholder approval requirements.  Under these resolutions, each person who is elected for the first time to be a non-employee director automatically receives, at the time of his or her initial election to the Board, an option to purchase 10,000 shares of Molecular Devices’ common stock. In addition, each non-employee director automatically receives an additional option to purchase 4,000 shares of common stock immediately following each annual meeting of stockholders. The exercise price of each option granted to the non-employee directors is 100% of the fair market value of the common stock subject to the option on the date of grant. The options granted to non-employee directors under the 2005 Equity Plan become exercisable in installments over a period of four years from the date of grant in equal annual installments commencing on the date one year after the date of the grant.  However, attendance at no less than two-thirds of the regularly scheduled Board meetings occurring during a vesting installment period is required for the options to become vested with respect to such installment.  Failure to satisfy this requirement during any particular installment period will result in an abatement of the vesting of the options during the applicable installment period and the aggregate vesting period of the options will be increased by one additional year. In the event of certain change in control events, as specified in the 2005 Equity Plan, any outstanding options to a non-employee director will be fully accelerated and the option will terminate if not exercised prior to such event. Vesting will cease upon the termination of service of a non-employee director.

Item 9.01.     Financial Statements and Exhibits.

(d)   Exhibits

Number	Description

10.58	Non-Employee Director Cash Compensation Arrangements, effective as of May 11, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Devices Corporation

Dated: May 17, 2006	By:	/s/ TIMOTHY A. HARKNESS

Timothy A. Harkness
Chief Financial Officer and
Senior Vice President Finance and Operations

EXHIBIT INDEX

Number	Description

10.58	Non-Employee Director Cash Compensation Arrangements, effective as of May 11, 2006.